Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	May 1, 2017	Financial Media

Otter Tail Corporation Announces First Quarter Earnings;

Reaffirms 2017 Earnings Guidance Range, Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended March 31, 2017.

Summary:

•	Consolidated operating revenues were $214.1 million compared with $206.2 million for the first quarter of 2016.

•	Consolidated net income and diluted earnings from continuing operations totaled $19.5 million and $0.49 per share, respectively, compared with $14.5 million and $0.38 per share for the first quarter of 2016.

•	The corporation reaffirms its 2017 earnings guidance range of $1.60 to $1.75 per diluted share.

CEO Overview

“Our team delivered a solid first quarter with earnings per share $0.11 better than first quarter last year,” said Otter Tail Corporation President and CEO Chuck MacFarlane. “All operating segments improved net income quarter over quarter. The overall improvement was largely driven by Minnesota interim rate revenues that Otter Tail Power Company began collecting in mid-April 2016. Weather was also slightly more favorable for the utility in the first quarter of 2017 compared with the first quarter of 2016, and interest costs were lower for our manufacturing companies due to refinancing long-term debt at a lower rate in December 2016. Our engaged employees enhanced these outcomes with their dedication to cost management and operational excellence.

“The utility completed two major regulatory proceedings in March. The Minnesota Public Utilities Commission granted Otter Tail Power Company a revenue increase of $12.3 million annually, or approximately 6.3% compared to an adjusted request of 7.4%, in the rate case we filed in February 2016. The Minnesota Public Utilities Commission set return on equity at 9.41% on a capital structure of 52.5% equity to total capitalization. Otter Tail Power Company’s rates continue to be among the lowest in the nation and region.

“The Minnesota Public Utilities Commission also approved Otter Tail Power Company’s 2017-2031 resource plan, which supports adding more wind, natural gas, and solar generation to prepare for closing the coal-fired Hoot Lake Plant in 2021 and to replace expiring purchased power agreements. Otter Tail Power Company has filed for advance determinations of prudence for construction of a 250-megawatt simple-cycle natural gas combustion turbine in Astoria, South Dakota, for an estimated $165 million and for the previously announced 150-megawatt wind project to be built in southeastern North Dakota in 2019 for an estimated $250 million. These investments will deliver value to customers and shareholders. The wind and solar investments along with Otter Tail Power Company’s current renewable sources will supply a projected 30% of its energy from cost-effective renewables by 2021.

“Overall, Otter Tail Power Company expects to invest $862 million from 2017 through 2021, including major investments in regional transmission projects already underway. This will produce a projected compounded annual growth rate of 7.5% in utility rate base from 2015 through 2021.

“The two 345-kilovolt transmission projects under construction that the Midcontinent Independent System Operator designated as Multi-Value Projects remain on schedule and on budget. We are a 50 percent owner in both the Big Stone South-Brookings line, scheduled for completion later this year, and the Big Stone South-Ellendale line, scheduled for completion in 2019. Otter Tail Power Company manages the Big Stone South-Ellendale project. Our combined investment in these projects is expected to be approximately $250 million.

“In our Plastics segment, an increase in pounds of PVC pipe sold at prices similar to last year’s first quarter prices more than offset lower profit margins per pound of pipe sold related to increased material costs which, along with lower operating expenses and interest costs, resulted in a $0.3 million increase in segment net income.

“Our Manufacturing segment showed a slight improvement in net income quarter over quarter. Thanks to higher scrap metal prices combined with lower operating expenses and interest costs, BTD, our custom metal fabricator, increased net income quarter over quarter despite lower sales. BTD’s expanded facilities and service offerings should put it in good position to enhance earnings when markets improve. Improved operations also drove quarter-over-quarter net income growth for T.O. Plastics, our thermoforming manufacturer, which experienced increased sales in all its major end markets.

“These results provide a foundation for reaffirming our 2017 diluted earnings per share guidance range of $1.60 to $1.75.”

Cash Flow from Operations, Liquidity and Financing

Our consolidated cash provided by continuing operations for the quarter ended March 31, 2017 was $21.2 million compared with $22.6 million for the quarter ended March 31, 2016. Contributing to the $1.4 million decrease in cash provided by continuing operations between the quarters was a $15.9 million increase in cash used for working capital items and a $0.4 million decrease in depreciation expense, offset by a $10.0 million reduction in discretionary contributions to the corporation’s funded pension plan and a $5.0 million increase in net income from continuing operations. The $15.9 million increase in cash used for working capital items between the quarters includes the following major items:

•	A $4.3 million increase in cash used for receivables in the Plastics segment related to an increase in polyvinyl-chloride (PVC) pipe sales in March of 2017 compared with March 2016 and an increase in outstanding receivables on March 31, 2017 from sales with extended payment terms as compared with March 31, 2016.

•	A $4.2 million increase in cash used for receivables in the Electric segment in the first quarter of 2017 compared with the first quarter of 2016 as a result of increased kilowatt-hour (kwh) sales due to colder weather in March 2017 compared with March 2016 in combination with higher interim rates in place in March 2017.

•	A $3.9 million increase in cash used for trade accounts payable in the Plastics segment, mainly related to a change in the timing of resin purchases and payments between the periods.

•	A $3.6 million increase in cash used for accounts payable in the Electric segment due to a reduction in trade accounts payable in March 2017 compared with March 2016 related to the timing of payments.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use On March 31, 2017	Restricted due to Outstanding Letters of Credit	Available on March 31, 2017	Available on December 31, 2016
Otter Tail Corporation Credit Agreement	$130,000	$12,825	$—	$117,175	$130,000
Otter Tail Power Company Credit Agreement	170,000	46,351	50	123,599	127,067
Total	$300,000	$59,176	$50	$240,774	$257,067

Board of Directors Declared Quarterly Dividend

On May 1, 2017 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.32 per share. This dividend is payable June 10, 2017 to shareholders of record on May 15, 2017.

Segment Performance Summary

Electric

	Three Months ended March 31,
($s in thousands)	2017	2016	Change	% Change
Retail Electric Revenues	$105,215	$100,655	$4,560	4.5
Wholesale Electric Revenues	867	911	(44)	(4.8)
Other Electric Revenues	12,469	11,428	1,041	9.1
Total Electric Revenues	$118,551	$112,994	$5,557	4.9
Net Income	$15,560	$12,538	$3,022	24.1
Heating Degree Days	3,082	2,799	283	10.1

The following table shows heating degree days as a percent of normal:

	Three Months ended March 31,
	2017	2016
Heating Degree Days	90.1%	81.8%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kwh sales under actual weather conditions and expected retail kwh sales under normal weather conditions in the first quarters of 2017 and 2016 and between the quarters:

	2017 vs Normal	2016 vs Normal	2017 vs 2016
Effect on Diluted Earnings Per Share	$(0.02)	$(0.04)	$0.02

Retail electric revenues increased $4.6 million as a result of:

•	A $3.0 million increase in retail revenue related to the recovery of increased fuel and purchased power costs due to a 10.1% increase in the price per kwh purchased and a 3.7% increase in fuel costs per kwh generated to serve retail customers.

•	A $2.8 million increase in retail revenue, net of an estimated refund, related to an interim rate increase implemented in mid-April 2016 in conjunction with Otter Tail Power Company's 2016 general rate increase request in Minnesota.

•	A $1.2 million increase in revenues related to increased consumption due to colder weather in the first quarter of 2017, evidenced by a 10.1% increase in heating-degree days between the quarters.

offset by:

•	A $1.1 million reduction in revenues related to lower prices on industrial kwh sales due to a pipeline customer opting for market-based pricing in July 2016 in combination with a 7.7% decrease in kwh sales to all industrial customers.

•	A $0.6 million decrease in Environmental Cost Recovery rider revenue mainly due to a reduction in the investment balance of environmental upgrades due to depreciation.

•	A $0.4 million decrease in Conservation Improvement Program (CIP) cost recovery and incentive revenues as a result of program changes made by the Minnesota Department of Commerce (MNDOC).

•	A $0.3 million decrease in North Dakota Renewable Resource Adjustment rider revenues due to a lower allowed return on investment combined with a reduction in the investment balance of renewable generation assets due to depreciation.

Other electric revenues increased $1.0 million as a result of an increase in Midcontinent Independent System Operator, Inc. (MISO) transmission tariff revenues related to increased investment in regional transmission lines and an increase in interconnection revenues related to another generator's new wind project that began generating electricity in November 2016.

Production fuel costs increased $0.7 million as a result of a 7.3% increase in the cost of fuel per kwh generated from our steam-powered and combustion turbine generators mainly due to an increase in fuel costs at Coyote Station which began taking coal under a new supply agreement in May 2016. The increase in fuel costs per kwh of generation was partially offset by a 2.7% reduction in kwhs generated from our fuel burning plants. Hoot Lake Plant generated fewer kwhs in the first quarter of 2017 compared to the first quarter of 2016 due to lower dispatch prices from other generators.

The cost of purchased power to serve retail customers increased $2.3 million due to a 10.1% increase in the cost per kwh purchased combined with a 3.2% increase in kwhs purchased to serve retail customers. The increased cost per kwh purchased was driven by higher market demand resulting from colder weather in March 2017 compared to March 2016.

Electric operating and maintenance expenses decreased $1.6 million as a result of:

•	A $1.0 million decrease in MISO transmission service charges, mainly due to a refund received in February 2017 related to a reduction in the return on equity component of the MISO tariff imposed from November 2013 through January 2015. The benefits of this refund will be passed back to retail ratepayers through state transmission cost recovery rider adjustments.

•	A $0.8 million reduction in transmission and distribution line maintenance expenses, mainly for tree-trimming.

•	A $0.3 million reduction in power plant maintenance expenses related to costs incurred in conjunction with a planned maintenance outage at Coyote Station in March 2016.

offset by:

•	A $0.5 million increase in postemployment benefit costs.

Depreciation expense decreased $0.2 million as a result of extending the depreciable lives of certain assets and $0.2 million as a result of other assets reaching the end of their depreciable lives in 2016.

Income tax expense in the Electric segment increased $1.4 million as a result of a $4.5 million increase in income before income taxes partially offset by an increase in federal Production Tax Credits (PTCs) related to an increase in kwhs generated by Otter Tail Power Company’s wind turbines eligible for PTCs.

Manufacturing

	Three Months ended March 31,
(in thousands)	2017	2016	Change	% Change
Operating Revenues	$58,417	$59,820	$(1,403)	(2.3)
Net Income	2,172	1,853	319	17.2

At BTD, revenues decreased $2.2 million as a result of a $2.3 million reduction in sales of transportation fixtures for wind turbine blades and a $0.7 million decrease in tooling and other parts sales, offset by a $0.8 million increase in revenue from scrap metal sales mainly due to higher scrap metal prices. Cost of products sold at BTD decreased $1.7 million in relationship to the decreases in sales. The $0.5 million decrease in gross margins on sales was offset by a $0.3 million decrease in operating expenses, primarily due to decreases in contracted services and employee benefit expenses, and a $0.4 million decrease in interest expense as a result of the December 2016 refinancing of long-term debt at lower interest rates, resulting in a $0.1 million increase in quarter-over-quarter net income at BTD.

At T.O. Plastics, revenues increased $0.8 million, including a $0.5 million increase in sales of horticultural containers and a $0.2 million increase in sales of life sciences products. The increase in revenue from horticultural sales was driven by unit volume growth of 30% offset by lower product selling prices. Realized pricing for horticulture products was impacted by increased competition in the marketplace. Lower average selling prices in horticulture markets without a corresponding reduction in product cost resulted in reduced margins on sales of these products. A $0.6 million increase in cost of products sold related to the increase in sales resulted in a quarter over quarter increase in gross profits of $0.1 million. This, along with lower operating expenses and interest costs provided T.O Plastics with a $0.2 million increase in net income.

Plastics

	Three Months ended March 31,
(in thousands)	2017	2016	Change	% Change
Operating Revenues	$37,157	$33,437	$3,720	11.1
Net Income	2,437	2,152	285	13.2

Plastics segment revenues increased $3.7 million as a result of an 11.2% increase in pounds of PVC pipe sold. Sales prices per pound were flat between the quarters. The increase in revenue was almost entirely offset by a $3.7 million increase in cost of products sold due to the increase in sales and to higher resin prices, which resulted in a 9.4% decrease in gross margin per pound of pipe sold. The Plastics segment reported increased sales in several states, but most significantly in Texas, Minnesota, Iowa and Michigan. Plastics segment operating and depreciation expenses decreased by $0.2 million and segment interest expense decrease by $0.1 million resulting in the $0.3 million increase in net income between the quarters. The PVC pipe industry is highly sensitive to commodity raw material pricing volatility. Historically, when resin prices are rising or stable, margins and sales volume have been higher and when resin prices are falling, sales volumes and margins have been lower.

Corporate

Corporate costs net-of-tax decreased $1.4 million between the quarters due to:

•	A $0.9 million reduction in income tax expense primarily due to an excess tax benefit related to the accounting treatment of stock performance awards.
•	A $0.2 million net-of-tax increase in corporate costs allocated to the Electric segment related to an increase in the segment’s proportional share of consolidated revenues and net income.
•	A $0.2 million net-of-tax decrease in contracted services and labor and benefit costs. The reduction in labor and benefit costs is related to a reduction in the number of corporate employees.

2017 Business Outlook

We are reaffirming our consolidated diluted earnings per share guidance for 2017 to be in the range of $1.60 to $1.75. This guidance reflects the current mix of businesses we own, considers the cyclical nature of some of our businesses, and reflects current regulatory factors and economic challenges facing our Electric, Manufacturing and Plastics segments and strategies for improving future operating results. We expect capital expenditures for 2017 to be $149 million compared with actual cash used for capital expenditures of $161 million in 2016. Major projects in our planned expenditures for 2017 include investments in two large transmission line projects for the Electric segment, which positively impact earnings by providing an immediate return on invested funds through rider recovery mechanisms.

Segment components of our 2017 earnings per share guidance range compared with 2016 actual earnings are as follows:

Diluted Earnings Per Share	2016 EPS by Segment	2017 Guidance February 6, 2017		2017 Guidance May 1, 2017
		Low	High	Low	High
Electric	$1.29	$1.31	$1.34	$1.31	$1.34
Manufacturing	$0.15	$0.17	$0.21	$0.17	$0.21
Plastics	$0.27	$0.26	$0.30	$0.26	$0.30
Corporate	($0.11)	($0.14)	($0.10)	($0.14)	($0.10)
Total – Continuing Operations	$1.60	$1.60	$1.75	$1.60	$1.75
Return on Equity	9.8%	9.3%	10.2%	9.3%	10.2%

Contributing to our earnings guidance for 2017 are the following items:

•	We expect 2017 Electric segment net income to be higher than 2016 segment net income based on:

o	Normal weather for the remainder of 2017. Milder than normal weather in 2016 negatively impacted diluted earnings per share by $0.07 compared to normal.

o	A full year of increased rates compared with 8.5 months in 2016. In March 2017, the MPUC granted Otter Tail Power Company a revenue increase of approximately 6.3% with a 9.41% return on equity.

o	Rider recovery increases, including transmission riders related to the Electric segment’s continuing investments in its share of the Multi-Value Transmission Projects in South Dakota.

o	Expected increases in sales to industrial and commercial customers.

offset by:

o	Increased operating and maintenance expenses of $0.06 per share due to inflationary increases and increasing costs of medical, workers compensation and retiree medical benefits. Included is an increase in pension costs as a result of a decrease in the discount rate from 4.76% to 4.60% and a decrease in the assumed long-term rate of return on plan assets from 7.75% to 7.50%.

o	Higher depreciation and property tax expense due to large capital projects being put into service.

o	Lower CIP incentives of $0.04 per diluted share in Minnesota as a result of program changes made by the MNDOC. We estimate the implementation of the new CIP financial incentive model will reduce these incentives by approximately 50% compared to the previous incentive mechanism.

o	Increased costs related to contractual price increases in certain capacity agreements.

•	We expect 2017 net income from our Manufacturing segment to increase over 2016 due to:

o	Flat year-over-year sales at BTD due to lower end market recreational vehicle sales offset by higher lawn and garden end market sales, scrap, and tooling sales.

o	Improved margins on parts and tooling sales at BTD combined with lower interest costs as a result of the refinancing of long-term debt at a lower interest rate in the fourth quarter of 2016.

o	An increase in earnings from T.O. Plastics mainly driven by year-over-year sales growth in our horticulture and custom markets and lower interest costs as a result of the refinancing of long-term debt at a lower interest rate in the fourth quarter of 2016.

o	Backlog for the manufacturing companies of approximately $105 million for 2017 compared with $102 million one year ago.

•	We expect 2017 net income from the Plastics segment to be similar to 2016 on slightly lower sales volumes. The Plastics segment also benefits from lower interest costs as a result of the refinancing of long-term debt completed in the fourth quarter of 2016.

•	Corporate costs in 2017 are expected to be in line with 2016 costs.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, May 2, 2017, at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast. An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2017 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

•	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

•	We rely on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If we are unable to access capital at competitive rates, our ability to implement our business plans may be adversely affected.

•	Disruptions, uncertainty or volatility in the financial markets can also adversely impact our results of operations, the ability of customers to finance purchases of goods and services, and our financial condition, as well as exert downward pressure on stock prices and/or limit our ability to sustain our current common stock dividend level.

•	We could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with our long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

•	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

•	Declines in projected operating cash flows at BTD or the Plastics segment may result in goodwill impairments that could adversely affect our results of operations and financial position, as well as financing agreement covenants.

•	The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

•	We rely on our information systems to conduct our business and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

•	Economic conditions could negatively impact our businesses.

•	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

•	Our plans to grow and realign our business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

•	We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

•	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

•	We are subject to risks associated with energy markets.

•	Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

•	We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to our shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

•	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Otter Tail Power Company’s operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

•	Otter Tail Power Company’s electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair its ability to provide electrical service to its customers or disrupt the U.S. bulk power system.

•	Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect our operating costs and the costs of supplying electricity to our customers.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

•	Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

•	We compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

•	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of other risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months ended March 31, 2017 and 2016 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation

Consolidated Statements of Income

In thousands, except share and per share amounts

(not audited)

	Quarter Ended March 31,
	2017	2016
Operating Revenues by Segment
Electric	$118,551	$112,994
Manufacturing	58,417	59,820
Plastics	37,157	33,437
Intersegment Eliminations	(8)	(9)
Total Operating Revenues	214,117	206,242
Operating Expenses
Fuel and Purchased Power	35,570	32,586
Nonelectric Cost of Products Sold (depreciation included below)	75,277	72,639
Electric Operating and Maintenance Expense	38,379	40,018
Nonelectric Operating and Maintenance Expense	10,438	11,455
Depreciation and Amortization	17,854	18,289
Property Taxes - Electric	3,798	3,679
Total Operating Expenses	181,316	178,666
Operating Income (Loss) by Segment
Electric	27,738	23,228
Manufacturing	3,756	3,855
Plastics	3,956	3,747
Corporate	(2,649)	(3,254)
Total Operating Income	32,801	27,576
Interest Charges	7,462	7,994
Other Income	553	400
Income Tax Expense – Continuing Operations	6,363	5,492
Net Income (Loss) by Segment – Continuing Operations
Electric	15,560	12,538
Manufacturing	2,172	1,853
Plastics	2,437	2,152
Corporate	(640)	(2,053)
Net Income from Continuing Operations	19,529	14,490
Income from Discontinued Operations - net of Income Tax Expense of $38 in 2017 and $20 in 2016	56	30
Net Income	$19,585	$14,520
Average Number of Common Shares Outstanding
Basic	39,350,802	37,936,943
Diluted	39,640,725	38,045,208

Basic Earnings Per Common Share:
Continuing Operations	$0.50	$0.38
Discontinued Operations	—	—
	$0.50	$0.38
Diluted Earnings Per Common Share:
Continuing Operations	$0.49	$0.38
Discontinued Operations	—	—
	$0.49	$0.38

Otter Tail Corporation

Consolidated Balance Sheets

Assets

in thousands

(not audited)

	March 31,	December 31,
	2017	2016

Current Assets
Cash and Cash Equivalents	$—	$—
Accounts Receivable:
Trade—Net	82,369	68,242
Other	7,244	5,850
Inventories	81,473	83,740
Unbilled Revenues	18,016	20,080
Income Taxes Receivable	—	662
Regulatory Assets	17,973	21,297
Other	11,837	8,144
Total Current Assets	218,912	208,015

Investments	8,125	8,417
Other Assets	35,416	34,104
Goodwill	37,572	37,572
Other Intangibles—Net	14,626	14,958
Regulatory Assets	128,968	132,094

Plant
Electric Plant in Service	1,868,689	1,860,357
Nonelectric Operations	212,976	211,826
Construction Work in Progress	166,866	153,261
Total Gross Plant	2,248,531	2,225,444
Less Accumulated Depreciation and Amortization	761,444	748,219
Net Plant	1,487,087	1,477,225
Total	$1,930,706	$1,912,385

Otter Tail Corporation

Consolidated Balance Sheets

Liabilities and Equity

in thousands

(not audited)

	March 31,	December 31,
	2017	2016

Current Liabilities
Short-Term Debt	$59,176	$42,883
Current Maturities of Long-Term Debt	45,192	33,201
Accounts Payable	83,622	89,350
Accrued Salaries and Wages	12,957	17,497
Accrued Federal and State Income Taxes	1,107	—
Other Accrued Taxes	17,068	16,000
Other Accrued Liabilities	15,584	15,377
Liabilities of Discontinued Operations	1,268	1,363
Total Current Liabilities	235,974	215,671

Pensions Benefit Liability	97,962	97,627
Other Postretirement Benefits Liability	62,796	62,571
Other Noncurrent Liabilities	22,168	21,706

Deferred Credits
Deferred Income Taxes	231,210	226,591
Deferred Tax Credits	22,483	22,849
Regulatory Liabilities	82,316	82,433
Other	6,302	7,492
Total Deferred Credits	342,311	339,365

Capitalization
Long-Term Debt—Net	490,372	505,341

Cumulative Preferred Shares	—	—

Cumulative Preference Shares	—	—

Common Equity
Common Shares, Par Value $5 Per Share	197,344	196,741
Premium on Common Shares	339,036	337,684
Retained Earnings	146,438	139,479
Accumulated Other Comprehensive Loss	(3,695)	(3,800)
Total Common Equity	679,123	670,104
Total Capitalization	1,169,495	1,175,445
Total	$1,930,706	$1,912,385

Otter Tail Corporation

Consolidated Statements of Cash Flows

In thousands

(not audited)

	For the Three Months Ended March 31,
In thousands	2017	2016
Cash Flows from Operating Activities
Net Income	$19,585	$14,520
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Income from Discontinued Operations	(56)	(30)
Depreciation and Amortization	17,854	18,289
Deferred Tax Credits	(366)	(414)
Deferred Income Taxes	4,512	5,330
Change in Deferred Debits and Other Assets	5,005	2,825
Discretionary Contribution to Pension Plan	—	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	1,314	3,363
Allowance for Equity/Other Funds Used During Construction	(170)	(95)
Stock Compensation Expense – Equity Awards	1,150	489
Other—Net	(5)	15
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(15,521)	(7,478)
Change in Inventories	2,267	6
Change in Other Current Assets	(22)	(773)
Change in Payables and Other Current Liabilities	(13,986)	(5,840)
Change in Interest and Income Taxes Receivable/Payable	(321)	2,400
Net Cash Provided by Continuing Operations	21,240	22,607
Net Cash (Used in) Provided by Discontinued Operations	(39)	30
Net Cash Provided by Operating Activities	21,201	22,637
Cash Flows from Investing Activities
Capital Expenditures	(30,113)	(24,855)
Proceeds from Disposal of Noncurrent Assets	612	682
Cash Used for Investments and Other Assets	(508)	(1,425)
Net Cash Used in Investing Activities	(30,009)	(25,598)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	7,999	(666)
Net Short-Term Borrowings (Repayments)	16,293	(37,736)
Proceeds from Issuance of Common Stock – net of Issuance Expenses	1,958	3,415
Payments for Retirement of Capital Stock	(1,759)	(53)
Proceeds from Issuance of Long-Term Debt	—	50,000
Short-Term and Long-Term Debt Issuance Expenses	—	(58)
Payments for Retirement of Long-Term Debt	(3,057)	(52)
Dividends Paid	(12,626)	(11,889)
Net Cash Provided by Financing Activities	8,808	2,961
Net Change in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents at Beginning of Period	—	—
Cash and Cash Equivalents at End of Period	$—	$—